UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

FG NEXUS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36366	46-1119100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6408 Bannington Road Charlotte, NC	28226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 994-8279

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FGNX	The Nasdaq Stock Market LLC

8.00% Cumulative Preferred Stock, Series A, $25.00 par value per share	FGNXP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2026, FG Nexus Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with FG Communities, Inc., a Nevada corporation (“FGC”) to purchase 1,818,182 shares of common stock, par value $0.001 per share of FGC (the “FGC Shares”) for an aggregate purchase price of $10,000,001 (equal to $5.50 per share) payable in cash. Closing of the acquisition of the FGC Shares occurred on September 21, 2026. FGC is a privately held self-administered, self-managed real estate investment company headquartered in North Carolina. FGC has a growing portfolio of manufactured housing communities which they own and operate. FGC’s portfolio currently consists of 96 communities with over 4,000 home sites either owned or pending acquisition.

Certain officers and directors of the Company, including Kyle Cerminara, the Company’s Chairman and Chief Executive Officer, also hold significant equity positions in, and serve as officers and directors of, FGC. Kyle Cerminara serves as President and Chairman of FGC. Because certain directors and officers of the Company are affiliated with FGC, the Company’s acquisition of the FGC Shares on the terms set forth in the Subscription Agreement, was evaluated and approved by the Company’s Board of Directors (the “Board”) following a review and recommendation by both the Special Committee of the Board, consisting solely of independent directors, and an independent financial advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FG NEXUS INC

Date: September 23, 2026	By:	/s/ Mark D. Roberson
	Name:	Mark D. Roberson
	Title:	Chief Financial Officer